March 18, 2021

Optmed, Inc.
745 Fifth Avenue; Suite 500
New York, New York 10151

Re: Stock Purchase Agreement

Ladies and Gentlemen:

HONG KONG TIGERMED Co., Limited (the "Purchaser") hereby agrees (i) to purchase 1,482,140 shares (the "Shares") of the Series BB-2 Convertible Preferred Stock, par value $0.0001 per share (the "Series BB-2 Preferred Stock"), of Optmed, Inc., a Delaware corporation (the "Company") priced at $0.675 per share for a total consideration (the "Consideration") of $1,000,000, and the Company agrees to issue the Shares to the Purchaser as provided in this Agreement (ii) to receive an additional 296,296 Shares to retroactively reset the purchase price per share to the current price of $0.675 per share for the Purchase of 2,666,667 Shares for the consideration of $2,000,000 that was made by the Purchaser in 2020. The holders of the Series BB-2 Preferred Stock will have the rights, preferences and privileges set forth in the certificate of designation (the "Certificate of Designation") set forth as Exhibit A to this Agreement.

1. Concomitant to the Purchaser's investment of $1,000,000, the Company will have received a written notice of the award of a research and development grant (the "Grant") for the amount of 539,972 euros from the from the Spanish Government Ministry of Science and Innovation to its subsidiary, Synkotech Biocompatible Materials SL. However, in the event that the Grant has not been received before the commercialization of the Company's products, the Directors of the Company commit to purchase up to 740,140 shares of the Series BB-2 Convertible Preferred Stock for a maximum total consideration of $500,000 to enable the Company to reach the commercialization of its products.

2. The Company represents, warrants, and covenants to the Purchaser as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company has not failed to qualify to transact business as a foreign corporation in any jurisdiction where the failure to be so qualified would materially and adversely affect the business, properties, prospects or financial conditions of the Company ("Material Adverse Effect").

(b) This Agreement has been authorized by the Company's board of directors and, when executed by the Company and the Purchaser, will constitute the valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, except that the granting of equitable relief is in the discretion of the court.

(c) The issuance of the Shares has been authorized and, when issued pursuant to this Agreement upon payment of the Consideration, the Shares will be validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under the Securities Act of 1933, as amended ("Securities Act") and other applicable state

and federal securities laws and restrictions incurred by the Purchaser or to the which the Purchaser is subject.

(d) The shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), issuable upon conversion of the Series BB-2 Preferred Stock (the "Conversion Shares"), will, upon conversion as provided in the Certificate of Designation, be duly and validly authorized and issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under the Securities Act and other applicable state and federal securities laws and restrictions incurred by the Purchaser or to the which the Purchaser is subject.

(e) As of December 31, 2020, the following shares of Common Stock were outstanding or reserved for issuance:

[42,286,342]	shares of Common Stock
[4,670,882]	shares of Common Stock issuable upon conversion of Series A Preferred Stock
[3,899,453]	shares of Common Stock issuable upon conversion of Series A Preferred Stock accrued at the rate of 8% since the date of issuance
[3,841,512]	shares of Common Stock issuable upon conversion of the Series BB Preferred Stock
[2,666,667]	shares of Common Stock issuable upon conversion of the Series BB2 Preferred Stock
[22,661,723]	shares of Common Stock issuable upon exercise of outstanding warrants and options
[13,220,582]	shares of Common Stock issuable upon conversion of outstanding convertible notes and accrued interest
[93,247,161]	shares of Common Stock fully diluted

(f) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and non-assessable, and have been issued in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. Except for (i) the conversion privileges of the Series A Preferred Stock, the Series BB-1 Preferred Stock, and the Series BB-2 Preferred Stock and (ii) the outstanding warrants and options listed in Section 2(e), there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or agreements to acquire from the Company any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and to the Company's knowledge there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company, except for that certain voting and investor rights agreement dated July 11, 2016 by and among the Company, the holders of the Company's Series A Preferred Stock and certain holders of the Company's Common Stock and other securities (the "Investor Rights Agreement"), a copy of which has been provided to the Purchaser.

(g) TigerMed percentage equity ratio before and after investment of $1,000,000 in OptMed is as follows:

OptMed Equity as of 12/31/20	Cap table Pre-TigerMed investment			Cap table Post-TigerMed investment		
	Pre TigerMed	% Ownership (as converted)	% Ownership (on a fully diluted and as-converted basis)	Pre TigerMed	% Ownership (as converted)	% Ownership (on a fully diluted and as-converted basis)
Common Stock	42,286,342	100.00%	45.35%	42,286,342	100.00%	44.16%
Series A Preferred	4,670,882	9.95%	5.01%	4,670,882	9.95%	4.88%
Series BB Preferred	3,841,512	8.33%	4.12%	3,841,512	8.33%	4.01%
Series BB2 Preferred (Tigermed 2020 investment)	2,666,667	5.93%	2.86%	2,666,667	5.93%	2.78%
Total	53,465,403		57.34%	53,465,403		55.83%
Investor Warrants	4,670,882	9.95%	5.01%	4,670,882	9.95%	4.88%
Advisor Warrants	1,197,869	2.75%	1.28%	1,197,869	2.75%	1.25%
Options	16,792,972	28.42%	18.01%	16,792,972	28.42%	17.54%
Total	22,661,723		24.30%	22,661,723		23.66%
Sub-total	76,127,126		81.64%	76,127,126		79.49%
Series A Preferred compounded shares @8% as of 12/31/20	3,899,453	8.44%	4.18%	3,899,453	8.44%	4.07%
Shares issuable upon conversion of oustanding loans and accrued interest as of 12/31/20	13,220,582	23.82%	14.18%	13,220,582	23.82%	13.81%
Total Stock, Warrants, Options, Convertible shares	93,247,161		100.00%	93,247,161		97.37%
Tigermed shares ($1,000,000@$0.6750/share)				1,481,481	3.38%	1.55%
Tigermed shares to adjust 2020 $2m investment from $0.75 to $0.675/share				296,296	0.70%	0.31%
OptMed shares ($500,000@$0.6750/share)				740,741	1.72%	0.77%
Total Stock, Warrants, Options, Convertible shares				95,765,680		100.00%
Total Tigermed holdings				4,444,444	9.51%	4.64%

(h) The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(i) The Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws or in any material respect with respect to any material mortgage, agreement, instrument or contract to which it is a party or by which it is bound. To the Company's knowledge, the Company is not in violation of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company other than any such violation that could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement, the filing of the Certificate of Designation and the consummation of the transactions contemplated hereby will not, with or without the passage of time or giving of notice, result in any such material violation or default or result in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties, it being understood that the parties to the Investor Rights Agreement have the right to purchase Series BB-2 Preferred Stock at the price set forth in this Agreement.

(j) There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, if determined adversely to the Company, in a

Material Adverse Effect. The Company is not a party to or, to the Company's knowledge, named in, any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending.

(k) Except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, (iv) for liens, encumbrances and minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, or (v) liens disclosed on Schedule 2(j) to this Agreement, the Company owns its property and assets free and clear of all mortgages, liens, claims and encumbrances. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to the Company's knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(v) above.

(l) To the Company's knowledge (but without having conducted any special investigation or search), the Company owns or possesses sufficient legal rights to all (a) patents, patent applications and inventions; (b) trademarks, service marks, trade names, trade dress, logos, domain names or corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered); and (d) any other proprietary information and documents necessary for its business as now conducted and as presently proposed to be conducted, and the Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to or outside the scope of their employment by the Company.

(m)Subject in part to the truth and accuracy of the Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Series BB-2 Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(n) The Company has provided the Purchaser with all the information reasonably available to the Company without undue expense that such Purchaser has requested for deciding whether to acquire the shares of Series BB-2 Preferred Stock issued hereunder.

(o) Except as set forth on Schedule 2(n), neither the Company nor any of its executive officers, directors, 10% or greater shareholders (nor any other Company-related person covered by the applicable statute) is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act or disclosures described in Rule 506(e).

(p) The representations and warranties of the Company set forth in this Section 2 are true and correct in all material respects and such representations and warranties, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations and warranties not misleading in light of the circumstances under which they were made.

(q) At the Closing and as a condition to the payment of the Purchase Price by the Purchaser, the Company's board of directors shall be expanded from four (4) members to five (5) members, and Ruiping Dong shall be elected to serve as a director of the Company effective as of the Closing.

(r) The Consideration paid by the Purchaser will be only used for the Company's product development. The investment from Tigermed cannot be used to pay existing loan and debt

3. The Purchaser hereby represents, warrants, covenants and agrees as follows:

(a) The Purchaser understands that the offer and sale of the Shares is being made only by means of this Agreement. The Purchaser understands that the Company has not authorized the use of, and the Purchaser confirms that he is not relying upon, any other information, written or oral, other than material contained in this Agreement and the Financial Statements. [The Purchaser is aware that the purchase of the Shares involves a high degree of risk and that the Purchaser may sustain, and has the financial ability to sustain, the loss of its entire investment and understands that no assurance can be given that the Company will ever be profitable, that the Company will need additional financing and that the failure of the Company to raise additional funds when required may have a material adverse effect upon its business, and any financing may result in dilution to the Company's stockholders. **Furthermore, in subscribing for the Shares, the Purchaser acknowledges that it is aware that the Company has not generated revenues and is operating at a loss and requires the Consideration for its operations, and the Purchaser is not relying upon any projections, forecasts or any statements of any kind relating to future revenue, earnings, operations or cash flow in purchasing the Shares.]**

(b) In connection with its purchase of the Shares, the Purchaser understands that the Company's business is subject to numerous risks, and the Purchaser has the ability to evaluate such risks.

(c) The Purchaser is an accredited investor and the information set forth in the Accredited Investor Questionnaire, which is set forth as Exhibit B, is true and correct.

(d) The Purchaser has such knowledge and experience in financial and business matters as to enable the Purchaser to understand the nature and extent of the risks involved in purchasing the Shares. The Purchaser is fully aware that such investments can and sometimes do result in the loss of the entire investment. The Purchaser has engaged its own counsel, accountants and investment advisors to the extent that the Purchaser deems it necessary.

(e) In connection with its purchase of the Shares, the Purchaser understands that:

(i) The Company is a privately-owned company and is not subject to the reporting requirements of United States Securities Exchange Act of 1934. Accordingly, the Company is not required to provide stockholders with the financial and business information that is provided by reporting companies.

(ii) Because the Company is privately-owned, there is no trading market in the Series BB-2 Preferred Stock or the Common Stock, and the Company cannot give any assurance that there will ever be a trading market in the Common Stock, with the result that the Purchaser may never be able to sell the Shares or the Conversion Shares in a public or private market. If the Common Stock becomes publicly traded, the Company cannot give any assurance (x) that there will be an active market in its Common Stock or (y) as to market price of the Common Stock.

(f) The Purchaser is acquiring the Shares pursuant to this Agreement for investment and not with a view to the sale or distribution thereof, for the Purchaser's own account and not on behalf of others; has not granted any other person any interest or participation in or right or option to purchase all or any portion of the Shares; is aware that the Shares are restricted securities within the meaning of Rule 144 ("Rule 144") of the Securities and Exchange Commission (the "SEC") under the Securities Act, and may not be sold or otherwise transferred other than pursuant to an effective registration statement or an exemption from registration; and understands and agrees that the certificates for the Shares shall bear a standard investment legend. The Purchaser understands the meaning of these restrictions and understands that it may have to hold the Shares indefinitely.

(g) The Purchaser will not transfer any Shares or any Conversion Shares except in compliance with all applicable federal and state securities laws and regulations, and, in such connection, the Company may request an opinion of counsel reasonably acceptable to it as to the availability of any exemption.

(h) The Purchaser has used commercially reasonable efforts to take such steps as it deems necessary to satisfy itself that the purchase of the Shares by the Purchaser is not in violation of the laws of the PRC.

(i) The Purchaser represents and warrants that no broker or finder was involved directly or indirectly in connection with the Purchaser's purchase of the Shares pursuant to this Agreement. The Purchaser shall indemnify the Company and hold it harmless from and against any manner of loss, liability, damage or expense, including fees and expenses of counsel, resulting from a breach of the Purchaser's warranty contained in this Section 3(i).

(j) The Purchaser acknowledges and agrees that the Company will refuse to register any transfer of the Shares or Conversion Shares that is not made pursuant to an effective registration statement, an available exemption from the registration requirements of the Securities Act or in accordance with applicable state securities laws.

(k) No person has made to the Purchaser any written or oral representations:

(i) that any person will resell or repurchase any of the Shares or Conversion Shares;

(ii) that any person will refund the Purchase Price of any of the Shares; or

(iii) as to the future price or value of any of the Shares or Conversion Shares.

(l) The funds used to pay the Purchase Price were not and are not directly or indirectly derived from activities that contravene (i) United States federal, state, or international laws and regulations, including anti-money laundering laws and regulations or (ii) anti-money laundering and similar laws and regulations of the PRC. United States federal regulations and Executive Orders administered by Office of Foreign Assets Control ("OFAC") prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC (the "OFAC Programs") prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

(m) To the best of the Purchaser's knowledge, none of: (i) the Purchaser; (ii) any person controlling or controlled by the Purchaser; (iii) any person having a beneficial interest in the Purchaser; or (iv) any person for whom the Purchaser is acting as agent or nominee in connection with the purchase of the Shares:

(i) is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs. The Purchaser agrees to promptly notify the Company should the Purchaser become aware of any change in the information set forth in these representations; or

(ii) is a senior foreign political figure[1], or any immediate family[2] member or close associate[3] of a senior foreign political figure, as such terms are defined in the footnotes below.

(n) The Purchaser is not affiliated with a non-U.S. banking corporation.

(o) The Purchaser's address set forth on the signature page is the Purchaser's true and correct address.

(p) The Purchaser understands that the Company is relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties and agreements of the Purchaser set forth herein, and the Purchaser acknowledges that it is not relying on any representation or warranty by the Company except as expressly set forth in this Agreement.

(q) Neither the Purchaser nor any affiliate of the Purchaser is a "bad actor" as defined in Section 506(d) of the SEC pursuant to the Securities Act.

(r) The Purchaser understands that the Company is a party to the Investor Rights Agreement, pursuant to which (i) the holders of the Series A Preferred Stock have a right to purchase shares of Series BB-1 Preferred stock and (ii) the Purchaser shall be required to sign an adoption agreement in the form of Exhibit A to the Investor Rights Agreement prior to the issuance of any Shares pursuant to this Agreement.

4. (a) In the event that, at any time during the two-year period commencing six months after the Public Stock Event, as hereinafter defined, the Company registers its securities pursuant to the Securities Act, in connection with a public offering of its securities (other than a registration statement on Form S-4 or S-8 or subsequent similar forms), the Company shall advise the registered holders of the Shares and the Conversion Shares (each such person being referred to herein as a "holder") by written

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[1] A "senior foreign political figure" is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

[2] The "immediate family" of a senior foreign political figure typically includes the figure's parents, siblings, spouse, children and in-laws.

[3] A "close associate" of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

notice at least ten days prior to the filing of any registration statement under the Securities Act covering any securities of the Company and will upon the request of any such holder include in any such registration statement such information as may be required to permit a public offering of the Conversion Shares; provided, however, that the Company shall not be required to include such Conversion Shares in a registration statement relating to an offering by the Company of securities for its own account if the managing underwriter shall have advised the Company in writing that the inclusion of such Conversion Shares will have a material adverse effect upon the ability of the Company to sell securities for its own account; provided, further, that the holders are not treated less favorably than other stockholders having piggyback registration rights. In the event that the Company is required to reduce the number of shares of Common Stock being registered by the SEC, FINRA, any stock exchange or any state securities commission, the Company may reduce the number of Conversion Shares being registered; provided, that the holders will not be treated less favorably than other stockholders having piggy back registration rights. The Company shall keep the registration statement current and effective for the holders for a period of nine months from the effective date of such registration statement or until such earlier date as all of the registered Conversion Shares shall have been sold. In connection with such registration, if requested by the managing underwriter, as a condition to the inclusion of the Conversion Shares in the registration statement, the holders shall agree not to sell or otherwise distribute the Conversion Shares pursuant to the registration statement for such period not to exceed six months (the "lock-up period") after the effective date as the managing underwriter shall request, in which event the Company will keep the registration statement current and effective for nine (9) months after the expiration of the lock-up period or such earlier date as all of the registered Conversion Shares shall have been sold or are eligible for sale pursuant to Rule 144. If the Company is eligible to register the Conversion Shares on a Form S-3 or similar short-form registration statement, the Company shall use such form and shall keep the registration statement current and effective until all of the Conversion Shares shall have been sold, but not later than two years from the effective date of the registration statement. The Company shall not be required to register any Conversion Shares if the number of Conversion Shares as the holder proposes to sell may be sold by the holders pursuant to Rule 144 without limitation as to volume. A Public Stock Event shall mean (i) the sale by the Company of shares of Common Stock in a public offering registered pursuant to the Securities Act, or pursuant to an exemption provided by Regulation A+ under the Securities Act or (ii) a reverse merger or similar transaction or other event whereby the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

(b) Notwithstanding the provisions of Section (4)(a) of this Agreement, the Company's obligations to keep a registration statement current and effective shall be suspended for an Excusable Reason, as hereinafter defined. If an Excusable Reason shall occur, the Company shall give the holders prompt notice thereof, and the holders shall refrain from thereafter making sales pursuant to the registration statement until the cessation of the Excusable Reason. An "Excusable Reason" shall mean the occurrence of negotiations with respect to a material agreement prior to either the announcement of the execution of the agreement or the termination of the negotiations with respect to such proposed agreement and other similar material corporate events to which the Company is a party or expects to be a party if, in the reasonable judgment of the Company, disclosure of the negotiations or other event would be required to be included in a registration statement filed pursuant to the Securities Act or filed with the SEC in a filing which would be incorporated by reference in such a registration statement and such disclosure would be adverse to the best interests of the Company; provided that the Company is continuing to treat such negotiations as confidential and provided, further, that the period during which the Company is precluded from filing the registration statement (or suspended from the use of an effective registration statement) as a result thereof has not exceeded 60 days and provided, further, that the Company shall not be permitted to suspend the use of an effective registration statement for an Excusable Reason more than twice in any twelve-month period. In the event that the use of a

registration statement is suspended for an Excusable Reason, the period during which the registration statement shall be kept current and effective shall be extended for the number of days that the use of the registration statement is suspended for an Excusable Reason. The Company shall advise the holders in writing of the occurrence and termination of an Excusable Reason. The Company shall not be in violation of this Section 4 if such delays exceed those provided for in this Section 4(b) and are caused by action or inaction by the SEC, FINRA, any stock exchange or market, any state securities commission or any holder.

(c) The following provision of this Section 4(c) shall also be applicable:

(i) The Company shall bear the entire cost and expense of any registration of securities pursuant to Section 4(a) of this Agreement. Any holder whose Conversion Shares are included in any such registration statement pursuant to this Section 4 shall, however, bear any transfer taxes or underwriting discounts or commissions applicable to the Conversion Shares sold by him pursuant thereto as well as any fees and disbursements of counsel for the holder.

(ii) The Company shall indemnify and hold harmless each holder and each underwriter, within the meaning of the Securities Act, who may purchase from or sell for any such holder any Conversion Shares from and against any and all losses, claims, damages and liabilities (including fees and expenses of counsel, which counsel shall, if, in the reasonable opinion of counsel for the Company, the representation by such counsel of both the Company and the indemnified parties constitutes a conflict of interest under any applicable Code of Professional Responsibility, be separate from counsel for the Company, provided, that the Company shall not be required to pay the fees of more than one firm representing all persons seeking indemnification with respect to such registration statement, including all underwriters engaged by the holders and the controlling persons of such holders and underwriters, which counsel shall be selected by the holders of a majority of shares of Common Stock registered in the offering) caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement contemplated by this Section 4 or any post-effective amendment thereto or any registration statement under the Securities Act or any prospectus included therein required to be filed or furnished by reason of this Section 4 or any application or other filing under any state securities law caused by any omission or alleged omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to which such holder or any such underwriter or any of them may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other Federal or state statutory law or regulation, at common law or otherwise, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company by any such holder or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any such underwriter within the meaning of the Securities Act; provided, however, that any such holder or underwriter shall at the same time indemnify the Company, its directors, each officer signing the related registration statement, each person, if any, who controls the Company within the meaning of the Securities Act and each other holder, in the manner set forth in this Section 4(c)(ii), from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Section 4 or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished to the Company by any such holder or underwriter expressly for use therein.

(iii) Within five (5) days after receipt by an indemnified party under Section 4(c)(ii) of this Agreement of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability under said Section 4(c)(ii) as to the particular item for which indemnification is then being sought, unless such indemnifying party was materially prejudiced from such failure to give timely notice, and will not relieve the indemnifying party from any liability that it may have to any indemnified party otherwise than under said Section 4(c)(ii). If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties agree, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the opinion of counsel for the indemnifying party, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The indemnifying party will not be liable to such indemnified party under this Section 4(c)(iii) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel reasonably acceptable to the indemnified parties (whether pursuant to this Agreement or any other indemnification agreement if the indemnification results from the same or substantially similar claims) in each jurisdiction), such counsel to be selected as provided in Section 4(c)(ii) of this Agreement; (ii) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of commencement of the action; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall an indemnifying party be liable under Sections 4(c)(ii) and 4(c)(iii) of this Agreement for any settlement effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an indemnified party.

(iv) Neither the giving of any notice by any holder nor the making of any request for prospectuses shall impose upon any holder making such request any obligation to sell any Conversion Shares.

(v) In connection with any registration statement filed pursuant to this Section 4, the Company shall supply prospectuses and qualify the Conversion Shares for sale in such states as the Company is otherwise registering or qualifying its securities and in such other states, not to exceed ten, as the holder may reasonably designate, provided, that the Company shall not be required to qualify or register the Conversion Shares in any jurisdiction where such qualification or registration would require the Company to submit generally to the jurisdiction of such state.

(vi) As used in this Section 4, the Conversion Shares which may be registered shall mean the Conversion Shares which have not been sold either pursuant to a registration statement or pursuant to Rule 144 or any similar rule. Notwithstanding the foregoing, if a holder may sell, pursuant to Rule 144 or any subsequent similar rule, all of the Conversion Shares which the holder proposes to sell

without restriction on quantity or method of sale, the Company shall not be required to register the holder's Conversion Shares.

(vii) As a condition to the inclusion of the Conversion Shares of the holder of this Agreement, such holder shall:

(A) furnish such information concerning the holder as may be requested by the Company as to the holder's stock ownership, method of distribution, acquisition and ownership of the Shares and in response to any comments from the SEC, FINRA, any stock exchange or any state securities commission or other governmental body.

(B) furnish the information and indemnification as set forth in Section 4(c)(ii) of this Agreement;

(C) not sell any Shares pursuant to the registration statement except in the manner set forth in the registration statement;

(D) comply with the prospectus delivery requirements and the provisions of Regulation M of the SEC pursuant to the Securities Act to the extent that they apply to sales by the holder; and

(E) agree not to sell or otherwise transfer any Conversion Shares pursuant to a registration statement upon receipt of advice from the Company that the registration statement is no longer current, until the holder is advised that the Conversion Shares may be sold pursuant to the registration statement.

(viii) The registration rights contained in this Section 4 shall relate to the Conversion Shares held by the Purchaser, and no transferee of the Shares or Conversion Shares shall have any registration rights under this Section 4.

5. (a) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or by the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b) All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed. Notices shall be deemed to have been received on the date of delivery or attempted personal delivery if sent by registered or certified mail, by messenger or by an overnight courier service which provides evidence of delivery or attempted delivery, of if sent by telecopier or e-mail, upon the date of receipt provided that receipt is acknowledged by the recipient. Notices shall be sent to the Company or the Purchaser at the address set forth on the signature page of this Agreement to the attention of the person who executed this Agreement on behalf of such party. Any party may, by like notice, change the address, person, telecopier number or e-mail to which notice shall be sent.

(c) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought in the federal or state courts located in the County of New York in the State of New York, (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consents that any service of process may be made (x) in the manner set forth in Section 5(b) of this Agreement (other than by telecopier or e-mail), or (y) by any other method of service permitted by law.

(d) THE COMPANY AND THE PURCHASER WAIVE THE RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

(e) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

(g) Words importing the singular number only shall include the plural and vice versa, words importing the masculine, feminine or neuter gender shall include the other genders.

(h) The representations, warranties and covenants set forth in this Agreement or in any other writing delivered in connection with this Agreement and the purchase of the Shares shall survive the issuance of the Shares.

(i) Each party shall pay its own expenses in connection with this Agreement.

(j) If less than a complete copy of this Agreement is delivered to the Company, the Company and its advisors (including legal counsel) are entitled to assume that the Purchaser accepts and agrees, and the Purchaser shall be deemed to have accepted and agreed, to all of the terms and conditions of the pages not delivered unaltered.

[Signatures on following page]

Please confirm your agreement with the foregoing by signing this Agreement where indicated.

Very truly yours,

Address, email	Signature
HONG KONG TIGERMED Co., Limited	
Email:	By:____________________ Name: Shi Xiao Li Title: Director
AGREED TO: Optmed, Inc. 745 Fifth Avenue; Suite 500 New York, New York 10151 Email: eb4mail@gmail.com Telecopier:	OPTMED, INC. By:____________________ Name: Ervin Braun, DMD Title: CEO

[Signature page to Optmed, Inc. Series BB-2 Stock Purchase Agreement with Jiangsu Synecoun Medical Technology Co., Ltd.]

Exhibit A

[Certificate of Designation]

Exhibit B

Accredited Investor Questionnaire

The following are tests for an accredited investor. Please initial which tests are applicable. Please initial all that apply.

_____ A natural person whose individual net worth or joint net worth with Purchaser's spouse, at the time of this purchase exceeds $1,000,000 (PLEASE NOTE: In calculating net worth, you include all of your assets (other than your primary residence), whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than indebtedness secured by your primary residence, up to the estimated fair market value of the primary residence, unless the borrowing occurs in the 60 days preceding the purchase of the Units and is not in connection with the acquisition of the primary residence. In such cases, the debt secured by the primary residence must be treated as a liability in the net worth calculation.). In the event any incremental mortgage or other indebtedness secured by your primary residence occurs in the 60 days preceding the date of the purchase of the Units, the incremental borrowing must be treated as a liability and deducted from your net worth even though the value of your primary residence will not be included as an asset. Further, the amount of any mortgage or other indebtedness secured by your primary residence that exceeds the fair market value of the residence should also be deducted from your net worth);

_____ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with Purchaser's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_____ A director or executive officer of the Company.

_____ Any bank as defined in section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

_____ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934.

_____ Insurance company as defined in section 2(13) of the Securities Act.

_____ Investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

_____ Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

_____ Employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

_____ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

_____ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the SEC under the Securities Act.

_____ Any entity in which all of the equity owners are accredited investors (i.e., all of the equity owners meet one of the tests for an accredited investor*).

_____ Any Individual Retirement Account (IRA) for the benefit of an accredited investor*.

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* The tests for an accredited investor who is an individual are the first three tests on this Exhibit B.

Schedule 2(j)

Liens

1. Security Agreement dated July 11, 2016, between the Company and H.B. Fuller Company, securing convertible notes in the principal amount of $2,500,000.
2. Secured Convertible Note Purchase Agreement dated as of September 29, 2014 between the Company and Pidilite U.S.A., Inc. securing convertible notes in the principal amount of $750,000.

Schedule 2(n)

Rule 506 Disclosure

On October 22, 2010, the SEC issued an Order Instituting Administrative and Cease and Desist Proceedings pursuant to Sections 203(e), (f) and (k) of the Investment Advisers Act of 1940 (the "Advisers Act") alleging violations by Sands Brothers Asset Management, LLC ("SBAM"), of the SEC's custody rule. SBAM and Steven Sands and Martin Sands, who are two of the Company's directors and are our co-chairmen and who were the owners of SBAM, settled the matter for, among other things, a fine of $60,000. There was no allegation of misappropriation in connection with this matter.

On October 29, 2014, the SEC issued an Order Instituting Administrative and Cease and Desist Proceedings Pursuant to Sections 203(e), 203(f) and 203(k) of the Advisers Act (the "Proceeding"). The Proceeding alleged that Steven Sands, Martin Sands and the chief compliance officer of SBAM allegedly failed to timely distribute audited financial statements to the investors of pooled investment vehicles managed by SBAM in violation of Rule 206(4)-2 under Section 206(4) of the Advisers Act. The SEC alleged that SBAM and the individual Respondents failed to distribute audited financial statements within 120 days of the end of the fiscal year for ten different funds for three years running, in violation of the above rules. There was no allegation of fraud, misrepresentation or misappropriation in connection with these allegations.

In November 2015, Respondents SBAM, Steven Sands and Martin Sands agreed to settle these charges and agreed to a $1,000,000 monetary penalty, a one-year suspension from raising funds from new or existing investor clients for the benefit of the Funds managed by SBAM (or acting as an investment adviser to new clients), which has expired, and the imposition of an independent monitor to review SBAM's compliance with the federal securities laws for three years, which period expired on November 30, 2018. The settlement, as with the proceeding itself, did not allege any misrepresentation, fraud or misappropriation on the part of SBAM or its principals.

On July 28, 2017, the SEC issued a Formal Order of Investigation in which SBAM and its officers, including Steven Sands and Martin Sands, are being investigated for possible violation of the SEC's custody rule, Sections 206(4)-2 and 206(4)-7 of the Advisers Act, as a result of the delivery of non-GAAP compliant financial statements to investors in two funds for the 2014 fiscal year. We cannot assure you that the investigation will not result in enforcement action by the SEC against Steven Sands or Martin Sands.